Exhibit 99.2
Final Transcript
Conference Call Transcript
SUP — Q2 2007 Superior Industries Earnings Conference Call
Event Date/Time: August. 9. 2007 / 1:00PM ET
CORPORATE PARTICIPANTS
Bud Fanelli
Superior Industries International, Inc. — VP & Corporate Controller
Mike O’Rourke
Superior Industries International, Inc. — SVP — Sales
Steven Borick
Superior Industries International, Inc. — Chairman, President & CEO
CONFERENCE CALL PARTICIPANTS
Chris Ceraso
Credit Suisse — Analyst
Brett Hoselton
KeyBanc Capital Markets — Analyst
Colin Langan
UBS — Analyst
Adam Comora
EnTrust Capital — Analyst
Steven Carlson
Highland Capital — Analyst
Mark Close
Oppenheimer — Analyst
John Knoll
Barrington — Analyst

PRESENTATION

Operator
Welcome to the Superior Industries second quarter earnings conference call. Now at this time, I’d like to turn the conference over to Bud Fanelli, Vice President and Corporate controller. Mr. Fanelli, please go ahead.

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Thank you, Duane. Any comments made in this webcast are subject to the safe harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to global competitive pricing, customer schedule volatility, potential declines in production of cars and light trucks, and the successful completion of our strategic and operating plans. Please refer to the Company’s 2006 annual report on Form 10-K for a complete write-up on forward-looking statements and risk factors.
This morning we reported our second-quarter 2007 operating results, which included income from continuing operations before taxes and equity earnings of approximately $5.1 million versus $2.3 million during the same period a year ago. Including the required income tax provisions and equity earnings from our joint ventures, we reported net income from continuing operations of $3.0 million or $0.11 per diluted share, compared to net income from continuing operations in 2006 of $2.2 million or $0.08 per diluted share. The 2006 period also included a loss from the discontinued suspension components business of $121,000, resulting in net income in 2006 of $2.1 million and the same $0.08 per diluted share. As indicated in our earnings release the income tax provision on cash from operations in the second quarter of 2007 reflects an estimated effective tax rate of 41.3% or $2.117 million. plus a provision totaling $700,000 required for discrete tax reserve adjustments applicable to the current quarter. This resulted in an overall tax rate for the current quarter of 55.0% compared to 51.3% a year ago.
Superior extended the momentum of strong first-quarter 2007 market share gains in the second quarter. For Q2, Superior unit shipments outperformed North American vehicle production by 600 basis points, with our unit shipments up nearly 4%, while production of passenger cars and light trucks fell 2%. Year to date, our 2007 shipments are higher than 2006 by 9.5%, compared to a decrease in production of nearly 5%. In Q2, Superior enjoyed strong market share increases in GM’s light trucks and crossover vehicles and Chrysler’s passenger cars and crossover vehicles, and in our International group, light trucks, passenger cars and crossover vehicles. Incremental program highlights include GMT 900 pickups, GM’s Acadia and Cobalt, Ford’s Fusion and Edge, Chrysler’s Sebring and Dodge Nitro, Nissan’s Altima and Sentra, the BMW X5, Toyota’s Tundra, and Subaru’s Legacy/Outback. Again this quarter Superior established another record percentage high for non-General Motors and Ford shipments, just shy of one-third of our total shipments. As many long-time Superior investors recall, GM and Ford made up 90% of our total shipments when we began our methodical progression toward customer diversification.
The many new wheel programs mentioned previously and the continued ramp production at our new facility in Chihuahua, Mexico have increased productivity in our plants, thereby contributing to our gross margin increase to 5.3% of net sales in the current quarter compared to 4.2% a year ago. We also made progress in resolving certain production issues at several of our plants that was mentioned in the first quarter. The improved margins are net of costs incurred during the final stage of decommissioning our Johnson City, Tennessee, plant and continued wheel program development and launch costs.
Even though we have turned in solid back-to-back market penetration quarters, much remains to be done. Superior is diligently focused on our core aluminum wheel market. Without question, today’s OEM automotive marketplace is very volatile due to troubled suppliers, rapid market share losses of the Detroit three to foreign competitors, and business moving among suppliers for an ever-increasing variety of reasons. Superior is the number one market share leader in North American aluminum wheels, has financial strength and product expertise to capitalize on this uncertain macro environment, and is aggressively managing our product portfolio through this turmoil. The challenge for us continues to be the difficult global pricing environment that is affecting all products in our industry. Our approach to meeting this challenge is to continue to focus on our core competency, the manufacture of high-quality aluminum wheels while optimizing our operational assets and resources.
In the last quarter, we made significant progress in realigning our manufacturing footprint. Our new plant in Mexico is producing at a rate of about 1.5 million wheels per year, while continuing to launch additional programs through the rest of the year. We are in the final stages of dispositioning equipment at our Johnson City, Tennessee plant. This transition has effectively shifted approximately 15% of our total unit volume to our lower-cost Mexican operations. More important than the quantity of wheels is the change of mix. Many smaller diameter wheel programs have ended, while new programs being launched in the new plant are larger diameter products with greater margin potential. Over the last two to three months, we have instituted several operational reorganization activities destined to better align and focus all functional activities on achieving operational improvement. We have also brought in new plant general management and expect these types of efforts will continue to produce improved operating results going forward.
We continue to evaluate global opportunities, but will move on only those that demonstrate investment return capability. This approach has and will continue to serve Superior and our shareholders well. Focusing on what we do best, leveraging and enhancing our proven assets, and continuing to deliver incremental results are what you can expect from Superior today and going forward.
As you all know, OEM facilities generally shut down for at least two weeks during the third quarter of each year, which is certainly the case with Superior. Accordingly, operating results for that period are impacted negatively by ongoing fixed costs, any major repair and maintenance activities, and on occasion, slower-than-normal production start ups following shutdown periods. As has been the case for several quarters in the past, we are not providing more specific Q3 2007 guidance.
I will now review some of the financial details for the quarter and we will then open it up for questions and comments. OEM wheels net sales for the second quarter of ‘07, $255.217 million compared to $219.880, million. On a year-to-date basis in ‘07 $500.092 million compared to $403.405 million. Net income $3.035 million, or $0.11 per share, compared to $2.107 million, or $0.08 per share, in the same quarter a year ago. For the six months, net income was $4.889 million, or $0.18 per diluted share, compared to $3.217 million, or $0.12 per diluted share. Gross profit margin 5.3% in the second quarter of ‘07 compared to 4.2%. On the year-to-date basis, in ‘07 3.1% versus 3.3%. SG&A as percent of net sales Q2 ‘07 3.5% compared to 3.4% last year. Year-to-date ‘07, 3.2% same as in ‘06.
Shareholders equity at the end of the period, $544.509 million versus $567.438 million. Current ratio 2.7:1 in ‘07 and 3.0:1 a year ago. Weighted average shares for the diluted calculation for the second quarter of ‘07, 26.667 million, compared to 26.610 million a year ago. For the six months ‘07, 26.638 million versus 26.610 million in ‘06. The actual shares outstanding this year are 26.612191 million, compared to 26.610191 million a year ago. Depreciation and amortization expense in the second quarter of ‘07, $10.517 million versus $9.873 million a year ago. The six months $20.651 million in ‘07 versus $20.606 million in ‘06. We are currently estimating somewhere between $42 million to $45 million total for the year ‘07.
Capital expenditures in the second quarter ‘07, $14.9 million versus $20.1 million a year ago. Six months, $29.417 million versus $47.341 million. Estimated total capital expenditures for ‘07 just under $38 million. Interest income in the second quarter of ‘07, $1.066 million versus $1.332 million. For six months, $1.888 million, compared to $2.820 million a year ago. The decrease in income is due principally to a lower level of cash being invested in the current period. Joint venture income second quarter ‘07, $731,000 compared to $1.129 million a year ago and for six months it’s $1.549 million versus $1.622 million a year ago. Cash at the end of June in ‘07 at $84.183 million compared to $88.543 million a year ago.
Quickly running down some of the balance sheet information for you. As just mentioned, cash and short-term investment is $84.2 million this year compared to $88.5 in June a year ago. Accounts receivable of $164.5 million versus $153.9 million last year. Inventories is $117.6 million versus $102.8 million. Income tax receivable of $8.4 million this year. Other assets of $10.3 million versus $13.3 million a year ago. And last year we also — excuse me — had the assets of the components business that we were selling at the time and current assets included $13.6 million of the component asset. Property, plant and equipment, $320 million this year compared to $301 million a year ago. Investments, $44.0 million this year versus $45.9 million June a year ago. We have noncurrent deferred tax asset of $11.9 million this year. Other assets of $8.0 million and $6.9 million a year ago. Accounts payable $97.1 million compared to $69.6 million in ‘06. Accrued expenses of $45.0 million versus $41.8 million. Income tax liability a year ago of $7.6 million, whereas, we have a receivable this year. And, again, in the current liabilities, we had some liabilities of the components business totaling $5.5 million. So total current liabilities then $142.1 million versus $124.5 million a year ago.
At this time, I think we’ll turn it over to questions.
QUESTION AND ANSWER

Operator
Very good. (OPERATOR INSTRUCTIONS) Our first question will come from Chris Cevaso with Credit Suisse.

Chris Ceraso - Credit Suisse — Analyst
Thanks, good morning.

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Good morning, Chris.

Chris Ceraso - Credit Suisse — Analyst
A couple of things. Maybe you can comment — excuse me — on some of these new programs that you ran through, like the Tundra and the Lambda at GM. What portion of those programs is Superior supplying? Are they multisourced programs or do you have 100% of a particular platform? Can you give us any more color there?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
I’m going to turn that over to Mike O’Rourke for you.

Mike O’Rourke - Superior Industries International, Inc. — SVP — Sales
On the Tundra program, there are several suppliers that are supplying products. On the Acadia, we basically from the 18-inch and 19-inch wheels, which I believe are the only offerings on that particular product. We also have a product on the Outlook, but that’s 19-inch wheel, so that would be the upper-level version.

Chris Ceraso - Credit Suisse — Analyst
Maybe Mike, in general, if you can look across all of the new business that you have picked up this year, if you can put just a rough number on it, is it — of those programs, is Superior supplying 50% of the wheels, 70% of the wheels, 30% of the wheels? How would you characterize that?

Mike O’Rourke - Superior Industries International, Inc. — SVP — Sales
Well, it’s a tough one to put a percentage on because it’s constantly changing. In the case of Toyota they have in-house captive suppliers, so we share that business with them, and it depends on a — on a mix, because there’s several different wheel styles. They’re all tied to different trim lines and it depends ultimately what the customer is buying, what the dealers are ordering, so it’s a real tough one to put a percentage on. What we like to have, of course, is a situation where we’re on majority, if not all of a given platform. Those are kind of tough to get these days, but like we mentioned with the Acadia, it’s still possible and that’s what we try to focus on when we can.

Chris Ceraso - Credit Suisse — Analyst
The underlying tax rate you said for the quarter, 41.3%. That seems a little high, too, given where you’re normally at. What do you expect for the full year? What should we use on a go-forward basis here?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Actually the estimate for the full year is around 41% to 42%.

Chris Ceraso - Credit Suisse — Analyst
Okay. Okay. How much of the — the increase in your revenue, the difference between the 3.7% increase in units and 12% increase in revenue, how much of that was from higher aluminum as opposed to mix or larger-wheel diameters?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
On a dollar basis it was around $9.5 million. It’s about 25% of the $38 million increase in wheel revenues was aluminum.

Chris Ceraso - Credit Suisse — Analyst
Okay, great. Just the last one — sorry I didn’t mention this. What was the $500,000 of other expense on the income statement?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Well that includes foreign currency losses, transaction losses, it’s just a mixed bag of currency mostly. Some loss on sale of fixed asset gets included in there as well.

Chris Ceraso - Credit Suisse — Analyst
Okay. Thank you very much.

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
You’re welcome

Operator
Our next question is from Brett Hoselton with KeyBanc Capital Markets.

Brett Hoselton - KeyBanc Capital Markets — Analyst
Good afternoon, gentlemen, or good morning I think in your neck of the woods.

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Hi, Brett.

Brett Hoselton - KeyBanc Capital Markets — Analyst
Bud, can you quantify the impact of Johnson City on your earnings in the first quarter, in second quarter and then what we can expect going forward?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Well, it is pretty much behind us at this point. The — the impact of the decommissioning expenses in the first quarter were approximately $2 million. This quarter, they were just slightly higher than that, between $2 million and $3 million, and we’re anticipating a small amount in the third quarter, but really, it’s insignificant.

Brett Hoselton - KeyBanc Capital Markets — Analyst
Is that a pretax number, Bud?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
That’s pretax.

Brett Hoselton - KeyBanc Capital Markets — Analyst
Okay. As we think about Mexico and the impact that Mexico has had, can you talk us through where the ramp-up was in the first quarter, where the ramp up is in the second quarter, and then what your expectations are in the third and fourth quarter, possibly?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Sure. Currently we’re probably at the rate of 1.5 million for the year. And I think Steve indicated when we talked on the first quarter that the plan and our goal — and we’re on track to get there — is that we be up to the 40 to 45 thousand per week.

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Two million minimum by the end of the year and we’re actually going to push on equipment that I probably can get maybe 2.3 million to 2.5 million, depending on demand and what happens in the marketplace.

Brett Hoselton - KeyBanc Capital Markets — Analyst
Okay. Bud, how do we think of the impact on your earnings and margins of sort of an improvement as you move from the first to the second to the third quarter and so forth?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
It most definitely is going to be positive. There is no question. The first quarter they were virtually break-even in the plant. I think we mentioned that. This quarter they are showing a very nice profit and the forecast for the balance of the year is a steady improvement. So it’s — and if you were going to do any comparisons, recall now that the gross margin a year ago had the start-up costs in there of just over $2 million in the second quarter of ‘06.

Brett Hoselton - KeyBanc Capital Markets — Analyst
Okay. And then, I know that — well roughly — I’m thinking of your wheel shipment outlook. I’m wondering if you’re willing to throw out a number or give us an idea what your wheel shipments might look like third, fourth quarter, full year. Any expectations?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Strong, how is that?

Brett Hoselton - KeyBanc Capital Markets — Analyst
Yes, okay. In your minds, are there any significant potential takeover wins or additional wins that you see between now and the end of the year? Is there any competitor that is particularly challenged or anything along those lines?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
There are challenged competitors today. We are seeing a significant increase in requests for quote and some takeover business has already taken place. And we see more opportunity, both here and in Europe in that particular environment going forward.

Brett Hoselton - KeyBanc Capital Markets — Analyst
And then finally, as you think about the Chinese wheel suppliers, have you seen any material change, let’s say, over the past six months or year in terms of their cost structure that may either make them more competitive or less competitive?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
We haven’t seen that as an absolute. But the information that I’m receiving is that there is a — a difficult environment on profitability out of the Asian market, both internally and export wise, that’s being caused by concerns of — of material costs being — concerns of logistics cost and obviously from the OEM standpoint, there is no desire for them to cry wolf, and so we’re just monitoring that situation. But I believe the theory of Superior to continue to move slowly as a tortoise and keep our financial strengths strong, be last man standing where we can, and work hard and diligent at our operational efficiencies will continue to reap benefits going forward.

Brett Hoselton - KeyBanc Capital Markets — Analyst
Thank you very much, gentlemen.

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Thanks

Operator
Our next question is from Colin Langan with UBS.

Colin Langan - UBS — Analyst
Hello?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Hello.

Colin Langan - UBS — Analyst
I just had a couple of questions. What was the impact on margins from the aluminum pass-through cost? I know it occurs on a lag and sometimes negative is — is it negative and positive in the quarter?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
It was actually just slightly positive. The increasing aluminum prices leveled out a little bit on us. We had much of a greater impact in the first quarter than we did have in the second quarter.

Colin Langan - UBS — Analyst
Okay. In terms of looking into the second half of the year, relative — you seem a little cautious on Q3. Should we see a quarter-over-quarter improvement because of the new Mexico plant in Q3 or that something that we shouldn’t think about or expect?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
I don’t want to make any comments about that other than, as Bud said, because of the new rules regarding reserves, the shutdown expense that was incurred will have a dif — make a difficult Q3 comparison even though — and those have to be incurred and expensed as taken, but going forward based on ramp and volume opportunities, certainly as we wind out the year, we expect additional positive impacts.

Colin Langan - UBS — Analyst
Okay. And in terms of the pace, I know in the past you’ve mention that over time you expect to get to a 5% net margin, but any sense on when — sort of the time frame of that or is it on path — on track or —?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Yes, I’d say that we’re on track going into ‘08 with what we’re looking at this point in time without throwing anything out there that I’ll get in trouble for. There’s so many new issues that are out there. I know that the community discounts some of these things, such as FIN 48 which is very complex today and does create provisional tax issues that are, as much as I’ve looked at them beyond my scope today of full understanding, but I’m getting a wonderful education on FIN 48 today. These things definitely have some impacts but a lot of them are book impacts, as you know.

Colin Langan - UBS — Analyst
When you say you’re on track, you mean like in 2008 you’d be on pace within that year to reach that kind of margin? Is that what you mean?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
We certainly are driving toward that with what we’re doing internally with operational efficiencies and the ramp of the new plant.

Colin Langan - UBS — Analyst
And just one last question. I know a lot of talk this morning about Ford potentially cutting production if incentives go up and there’s a lot of talk about GM with the 900 maybe cutting production. Do you need to take any — or would you consider taking any action later in the year if there are big production cuts again? Would you consider closing another plant or —?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
No, our capacity utilization numbers are much fairly high and if anything it gives us some breathing room as we continue to launch into quite a few new programs until the end of this year and first quarter of ‘08. So it gives us some realignment to re-look at our overall capacity utilization, but we are quite tight on our capacity right now.

Colin Langan - UBS — Analyst
Okay, thank you very much for taking my question

Operator
Our next question is from Adam Comora with EnTrust Capital.

Adam Comora - EnTrust Capital — Analyst
Yes, thank you, just a follow-up to that. If we’re running pretty tight on our capacity, what drives the margins up to 5%? Is that additional wins. Is that Mexico coming fully up to speed?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Adam, it’s the tried and true operational efficiencies that you continue to work on day in and day out with the right people in the right place riding the bus in the right direction every day. It’s obviously Mexico and continues to ramp and efficiencies out of Mexico. It’s watching SG&A every day, and it’s making sure that the Company continues to look how we’re developing product more efficiently, and trying to add all of these pieces together is a continued more-efficient Company in the future.

Adam Comora - EnTrust Capital — Analyst
Okay, and we’re talking about 5% operating margins?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Well, I don’t know where that — who throws all that out, but we certainly — Steve Gamble, have we talked about those numbers in the past? Yes, we have. That’s correct.

Adam Comora - EnTrust Capital — Analyst
Okay. Thanks a lot.

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
You bet

Operator
Our next question is from Steven Carlson with Highland Capital.

Steven Carlson - Highland Capital — Analyst
Hello?

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Steve.

Steven Carlson - Highland Capital — Analyst
Hey, guys. I just want to follow up a little bit on the capacity utilization point, if I may, see if we can get some clarity, because I show that — that the shipments they were about 15.5 million in ‘04 and maybe get we 13 or so million this year or maybe somewhere in that range, and we added 2.5 million of capacity in Mexico. So I am just having a hard time understanding how we are — you know I don’t think we took out five million of capacity, so —?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Well, I think your numbers are a bit off.

Steven Carlson - Highland Capital — Analyst
Okay.

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Johnson City is completely out the picture. That was a minimum of 1.5 million to 1.7 million. Van Nuys was taken from a capacity of 50,000 wheels a week down to 15 — 12,000 to 15,000. Mexico is ramping slowly at the pace of 1.5 million right now. And so if you realign all of that with the normal blips you get in some of the plants, depending on what the capacity is, you’re running tight to moderately tight in some of your plants and the increases will come out of the Mexico new plant. When you look at stated capacity, even though Van Nuys has abilities based on capital equipment at 40,000 to 50,000, the plant would never come back to that level. So we could sort of re-look at our overall stated capacity numbers, which we’ll take a look at and talk about in Q3 if you want, or at some point, to give a better idea of where we stand today.

Steven Carlson - Highland Capital — Analyst
Okay, okay. Yes, that’d be helpful. And can I just und — I heard before, I think it was at one of the conferences, that you gave guidance of $25 million of Cap Ex going forward. Is that — I know not this year, obviously, but annual run rate, is that your thinking?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
$20 million to $25 million is a fair number on an ongoing basis without anything in Mexico involved. And we’re basically there in Mexico. We’ve got, obviously, payments left on certain capital programs and a few improvements on our phase 2. This could add an additional $5 million to capital. Our overall capital spend for this year is in very good condition.

Steven Carlson - Highland Capital — Analyst
Right. Okay. So what’s — because if you look throughout history, the $20 million, $25 million is quite a lot lower than you’ve been like in the last ten years even. What — have you just been — is this just going to be different going forward than it has been before?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
No. Really, one of the things that we’re looking really strongly at as we go forward into ‘08 is what we can do in Cap Ex, in the U.S. operations particularly, that would give a strong head count reduction benefit where we could put automation in that would make sense for continued operational efficiencies. Even in our older plant in Mexico to some degree we’re going to really be addressing that. When you look at those numbers, without any significant new brownfield or greenfield opportunities, those seem to be reasonable. If we found some very interesting opportunities on the automation side that number could jump a little bit, and we realize it’s way below our depreciation number.

Steven Carlson - Highland Capital — Analyst
Okay, and then just last question. Can you — could you just clarify on the aluminum pass through, is there a cap on that or is there any — aluminum could go to the moon and you’d still pass it through or is it within a band that the contract works?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
No, at this point there’s no band and it’s a constant discussion with some of the OEMs. Some of them just recognize that that’s part of doing business, but there is no ups or downs bands on it and we don’t do anything in hedging that metal whatsoever.

Steven Carlson - Highland Capital — Analyst
Okay, thank you, gentlemen

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
All right, you bet.

Operator
Our next question is from Mark Close with Oppenheimer.

Mark Close - Oppenheimer — Analyst
Good morning. In the past you have gone into the futures market on gas, and I was wondering if — where the prices are now whether you’re doing that, considering doing that, and what your thinking is on that?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
We have an ongoing position in futures in the gas market. We monitor that against spot buy based on pricing. We look at the out months to determine if whether we have a contango or a backwardation and make a decision based on that. Where the gas prices are today, I’m taking a position that we’re buying spot and watching very carefully as these markets move around, particularly as we get into potentially the hurricane and/or the winter season. We like generally where gas is overall, and we think that there’s continued opportunity for some additional fixed contracts going forward.

Mark Close - Oppenheimer — Analyst
Okay, thanks.

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Sure.

Operator
(OPERATOR INSTRUCTIONS) We have a follow-up from Brett Hoselton with KeyBanc Capital Markets.

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Yes, Brett?

Brett Hoselton - KeyBanc Capital Markets — Analyst
Actually my question’s been answered, so thank you very much, gentlemen

Operator
Fair enough. We do have a question from [John Knoll] with Barrington.

John Knoll - Barrington — Analyst
Hi, guys. Did you say that the CapEx for the quarter was $14.9 million?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Bud is going to tell you that.

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Yes $14.9 million.

John Knoll - Barrington — Analyst
Okay, so just a high-level question here. You had a cash increase of roughly $25 million from the first quarter, and I would — I would think your — as I see it, your EBITDA less your CapEx and less your dividend would be use of cash. So was the increase just all working capital or is something else going on there?

Steven Borick - Superior Industries International, Inc. — Chairman, President & CEO
Working capital.

John Knoll - Barrington — Analyst
Okay, great, thank you. Thank you.

Operator
With that, no further questions in the queue. This will conclude today’s Superior Industries second quarter earnings conference call. We’d like to thank everyone for your participation, and wish you a good day.

Bud Fanelli - Superior Industries International, Inc. — VP & Corporate Controller
Thank you, Duane.

Operator
You are welcome.